Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road Suite 200 Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES 2016
FOURTH QUARTER AND ANNUAL RESULTS

Richardson, Texas – February 21, 2017 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2016.

Intrusion’s net loss for the fourth quarter 2016 was $0.3 million, compared to a net loss of $0.5 million for the fourth quarter 2015. Net loss for the year 2016 was $1.6 million, compared to a net loss of $1.2 million for 2015.

Revenue for the fourth quarter 2016 was $1.4 million, compared to $1.5 million in the fourth quarter 2015. Revenue for the year 2016 was $6.1 million, compared to $6.8 million in 2015.

Gross profit margin increased to 65% of revenue in the fourth quarter of 2016, compared to 63% of revenue in the fourth quarter 2015. For the year, the gross profit margin increased to 64%, compared to 63% in 2015.

Intrusion’s fourth quarter 2016 operating expenses were $1.2 million, compared to $1.4 million in the fourth quarter 2015. For the year 2016, operating expenses were $5.3 million, compared to $5.4 million in 2015.

As of December 31, 2016, Intrusion reported cash and cash equivalents of $0.1 million, a working capital deficiency of $0.8 million, and debt of $3.1 million. As of December 31, 2015, Intrusion reported cash and cash equivalents of $0.1 million, working capital deficiency of $0.8 million and debt of $1.9 million.

“We booked $1.3 million of orders in the fourth quarter 2016,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion. “Federal Government business in the fourth quarter was reduced due to the approval delay of the 2017 Federal Budget. The government is operating under a Continued Resolution whereby existing projects can be funded up to the level of the previous year and new projects are delayed until the budget is approved. Since Intrusion has heavy focus on new projects, these delays have impacted us significantly. On the other hand, the number of new projects in our pipeline has grown. In spite of the Continued Resolution problem with the Federal Government business, we booked $0.8 million of orders in January 2017,” Paxton concluded.

Intrusion

Fourth Quarter 2016 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today. Interested investors can access the call at 1-877-258-4925. For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 28, 2017 by calling 1-855-859-2056 or 1-404-537-3406. At the replay prompt, enter conference identification number 72178892. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Fourth Quarter 2016 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$64	$102
Accounts receivable	745	580
Inventories, net	45	45
Prepaid expenses	75	69
Total current assets	929	796

Property and equipment, net	308	486
Other assets	40	43
TOTAL ASSETS	$1,277	$1,325

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$896	$840
Dividends payable	303	160
Obligations under capital lease, current portion	139	197
Deferred revenue	395	386
Total current liabilities	1,733	1,583

Loan payable to officer	2,885	1,530
Obligations under capital lease, noncurrent portion	61	139

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued/outstanding–200	707	707
Liquidation preference of $1,113 in 2016 and $1,063 in 2015
Series 2 shares issued/outstanding–460
Liquidation preference of $1,270 in 2016 and $1,212 in 2015	724	724
Series 3 shares issued/outstanding–289
Liquidation preference of $697 in 2016 and $665 in 2015	412	412
Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 12,758 in 2016 and 12,622 in 2015	128	126
Outstanding shares – 12,748 in 2016 and 12,612 in 2015
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,595	56,520
Accumulated deficit	(61,499)	(59,947)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders' deficit	(3,402)	(1,927)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,277	$1,325

Intrusion

Fourth Quarter 2016 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$1,410	$1,489	$6,102	$6,824
Cost of revenue	506	546	2,183	2,530

Gross profit	904	943	3,919	4,294

Operating expenses:
Sales and marketing	361	463	1,637	1,894
Research and development	591	674	2,499	2,315
General and administrative	250	281	1,190	1,227

Operating income (loss)	(298)	(475)	(1,407)	(1,142)
Interest expense, net	(43)	(28)	(145)	(107)
Other income (expense)	—	—	—	—

Income (loss) before income taxes	(341)	(503)	(1,552)	(1,249)

Income tax provision	—	—	—	—

Net income (loss)	$(341)	$(503)	$(1,552)	$(1,249)

Preferred stock dividends accrued	(35)	(35)	(139)	(139)
Net income (loss) attributable to common stockholders	$(376)	$(538)	$(1,691)	$(1,388)

Net income (loss) per share attributable to common stockholders: Basic	$(0.03)	$(0.04)	$(0.13)	$(0.11)
Diluted	$(0.03)	$(0.04)	$(0.13)	$(0.11)

Weighted average common shares outstanding: Basic	12,748	12,612	12,737	12,598
Diluted	12,748	12,612	12,737	12,598